Exhibit 10.1

RETENTION AGREEMENT

This Retention Agreement (the “Agreement”) is made and entered into as of May 11, 2023 by and between authID INC., a Delaware corporation (the “Company”), and HANG THI BICH PHAM (the “Executive”) (collectively, the “Parties”).

WHEREAS, Executive is employed by the Company as Chief Financial Officer (“CFO”) pursuant to an Offer Letter dated April 25, 2022 (“Offer Letter”) and entered into an Executive Retention Agreement dated as of April 25, 2022 (“Original Retention Agreement”) as well as an Indemnification Agreement dated as of April, 2022 (“Indemnification Agreement”); and

WHEREAS, the Company and the Executive desire to enter into this Agreement to encourage the Executive to continue to devote the Executive’s full attention and dedication to the success of the Company, and to provide specified compensation and benefits to the Executive.

NOW, THEREFORE, in consideration of the execution of this Agreement and for other good and valuable consideration, the Parties agree as follows:

1. Retention Benefits. In consideration for the release and other covenants in this Agreement, the Company shall provide the following:

(a) The Company agrees to make payment to Executive of the amounts and subject to the conditions set forth below, in addition to Executive’s base salary and benefits payable during the term of her employment (less all applicable deductions required by law) (the “Bonus Payments”), as follows:

(i) Executive will complete all necessary steps and sign as CFO and cause to be delivered and filed all necessary documents in order for the Company to timely file with the Securites & Exchange Commission (“SEC”) the Form 10-Q for the quarter ended March 31, 2023 (“Q1 10-Q”). Company shall pay the sum of $68,750.00 to Executive on or within seven (7) days after the filing of the Q1 10-Q;

(ii) Company shall pay the sum of $68,750.00 to Executive upon the earlier of June 30, 2023 or within seven (7) days after the closing of the Company’s current fund raising offering;

(iii) Executive will complete all necessary steps and sign as CFO and cause to be delivered and filed all necessary documents in order for the Company to timely file with the SEC the Form 10-Q for the quarter ending June 30, 2023 (“Q2 10-Q”). Company shall pay the sum of $68,750.00 to Executive on or within seven (7) days after August 15, 2023. Provided that notwithstanding the foregoing, Company shall not be obligated to make such payment if prior to August 15, 2023 Executive resigns voluntarily, or if the Company terminates Executive’s employment for work related misconduct;

(iv) Company shall pay the sum of $34,375.00 to Executive on or within seven (7) days after September 30, 2023;

and in each case no interest shall accrue on such amount.

(b) Equity. The Exercise Period with respect to vested Shares, under the Executive’s stock options granted by the Company, set forth in the table below, shall be extended so as to expire four (4) years from the last day of Executive’s employment by the Company (“Separation Date”) or the remaining term of the relevant equity award, whichever is the lesser. All unvested Shares under any such grants or other equity awards shall become vested and be exercisable as of the Separation Date.

Date of Grant	No. of Shares	Exercise Price
21-Jun-2022	350,000	$2.41
19-Dec-2022	60,000	$0.79

(c) COBRA With effect from the Separation Date, the Company will reimburse Executive for the cost of continuation of health coverage for Executive and Executive’s eligible dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) until the earlier of (i) 12 months following the Separation Date, (ii) the date Executive is eligible for health coverage for Executive and Executive’s eligible dependents from a new employer or (iii) the date Executive and Executive’s eligible dependents are no longer eligible for COBRA; provided, however, if, at the time of the Separation Date, the Company determines that providing the COBRA reimbursement in this paragraph would result in a violation of law or an excise tax to the Company, then the Company instead will pay a lump sum payment equal to 150% of 12 months of Executive’s estimated COBRA premiums, less applicable withholdings, within 10 days following the Termination Date.

2. Executive’s Service. Executive agrees to carry out her duties as CFO in accordance with the terms of the Offer Letter and this Agreement for so long as she is employed by the Company.

3. Adequacy of Consideration. Executive understands and agrees that the sums that the Company has agreed to pay and the actions that it has agreed to take or refrain from taking pursuant to this Agreement are a result of the Parties’ negotiations, have not been established to be required of the Company in the absence of this Agreement, do not constitute an admission of liability, and constitute adequate and reasonable consideration for the Agreement.

4. Release of Claims.

(a) Release. The Executive and each of the Executive’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company and each of its subsidiaries and affiliates and each of their respective officers, employees, directors, managers, shareholders and agents (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have or in the future may possess, arising out (i) of the Executive’s employment relationship with and service as an employee, officer, manager or director of the Company, and the termination of such relationship or service, including but not limited to the Offer Letter and the Original Retention Agreement and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that notwithstanding anything else herein to the contrary, this Agreement shall not affect: (1) the obligations of the Company to pay the amounts due and owing to Executive hereunder or under the Offer Letter, or other obligations that, in each case, by the terms hereof, are to be performed after the date hereof by the Company; (2) any indemnification or similar rights the Executive has pursuant to the Indemnification Agreement, or as a current or former officer, manager or director of the Company, including, without limitation, any and all rights thereto referenced in the Company’s governance documents or any rights with respect to “directors’ and officers’” insurance policies; and (3) Executive’s rights as an option holder, or stockholder of the Company.

(b) Specific Release of ADEA Claims. The Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims that the Releasors may have as of the date the Executive signs this Agreement and as of the Separation Dte, arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Company in connection with this Agreement to consult with an attorney of her choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA, and the Executive has in fact consulted with an attorney; and (ii) the Executive knowingly and voluntarily accepts the terms of this Agreement.

(c) Release of All Claims. The Executive acknowledges, understands and agrees that she may later discover Claims or facts in addition to or different from those which she now knows or believes to be true with respect to the subject matters of this Agreement, but that it is nevertheless her intention by signing this Agreement to fully, finally and forever release any and all Claims whether now known or unknown, suspected or unsuspected, which now exist, may exist, or previously have existed as set forth herein.

(d) Executive agrees and acknowledges that the released claims extend to and include unknown and unsuspected claims. In furtherance of the Executive’s intent, the release in this Agreement shall remain in full and complete effect notwithstanding the discovery or existence of any additional, contrary, or different facts.

(e) No Assignment. The Executive represents and warrants that she has not assigned any of the Claims being released under this Agreement.

(f) Proceedings. The Executive has not filed, and agrees not to initiate or cause to be initiated on her behalf, any complaint, charge, claim or proceeding against the Releasees before any local, state or federal agency, court or other body, with respect to any matter which is the subject of the release herein (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. The Executive waives any right she may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

(g) Remedies. The Executive understands that by entering into this Agreement she will be limiting the availability of certain remedies that he may have against the Company and limiting also her ability to pursue certain claims against the Company.

(h) Severability Clause. In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.

5. No Admission of Liability: This Agreement is not and shall not be construed or contended by either party to be an admission or evidence of any wrongdoing or liability on the part of the Parties or the respective Releasees.

6. Entire Agreement, Modification and Severability. This Agreement (including the Recitals) sets forth the entire agreement between the Parties and fully supersedes the Original Retention Agreement and any and all prior agreements or understandings, written or oral, between the Parties pertaining to its subject matter, except as expressly noted or referenced herein and except for the Offer Letter, Indemnification Agreement and the Invention Assignment Agreement which shall continue in full force and effect.7.

7. Controlling Law. This Agreement shall be governed by and construed in accordance with the substantive and procedural laws of the State of Texas, without giving effect to principles of conflicts or choice of laws thereof. This Agreement shall be interpreted as neutral as between the Parties, without regard to any presumptions, inferences or rules of construction based on the authorship of the Agreement.

8. Voluntary Execution. Executive explicitly and unconditionally acknowledges and agrees that they:

(a) have carefully read and fully understand all of the terms of this Agreement;

(b) understand that by signing this Agreement, and in consideration of the benefits payable by the Company hereunder they are waiving their rights to all claims described in Paragraph 4 of this Agreement, including any and all claims arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et seq.), including certain rights arising after the date that this Agreement is signed;

(c) knowingly and voluntarily agree to all of the terms set forth in this Agreement;

(d) knowingly and voluntarily intend to be legally bound by this Agreement;

(e) are receiving consideration (i.e. payment, resolution of a dispute without the risks and burdens of arbitration, a release, and a promise of confidentiality) in addition to anything of value to which they are already entitled;

(f) have consulted with an attorney prior to signing this Agreement;

(g) have not been coerced, threatened, or intimidated in any way into signing this Agreement.

9. Notices. All notices to be provided pursuant to this Agreement (and any consents permitted by the terms of this Agreement) shall be in writing and delivered by hand or courier, or sent by e-mail transmission, or other electronic means, to their respective addresses as set forth below to:

(a)	Executive: E-mail: _________________

(b)	authID:	1624 Market St. Ste 226, Unit 51767,
Denver, Colorado 80202-1559

Attn: General Counsel
E-mail: Legal@authid.ai

All such notices delivered by hand or by courier shall be deemed served upon receipt or refusal of receipt by the addressee. All notices given electronically shall be deemed served upon the next business day after transmission, provided no error message was received.

10. Arbitration

(a) Disputes Subject to Arbitration. Any claim, dispute or controversy arising out of this Agreement (other than claims relating to misuse or misappropriation of the intellectual property of the Company), the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be submitted by the parties to binding arbitration by a sole arbitrator under the rules of the American Arbitration Association; provided, however, that (a) the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property of the Company upon the Executive or any third party; and (b) this arbitration provision shall not preclude the Company from seeking legal and equitable relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s intellectual property. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

(b) Costs of Arbitration. All costs of arbitration, including reasonable attorney’s fees of the Executive, will be borne by the Company, except that if the Executive initiates arbitration and the arbitrator finds the Executive’s claims to be frivolous the Executive shall be responsible for their own costs and attorneys’ fees.

(c) Site of Arbitration. The site of the arbitration proceeding shall be in Austin, Texas.

THE EMPLOYEE ACKNOWLEDGES THAT SHE HAS READ THIS RELEASE AND THAT SHE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT SHE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HER OWN FREE WILL.

NOW, THEREFORE, by signing below, the Parties have executed this Agreement and General Release, freely and voluntarily.

THIS IS A LEGAL AGREEMENT AND RELEASE/WAIVER OF CLAIMS

READ CAREFULLY BEFORE SIGNING

/s/ Hang Thi Bich Pham		Dated: May 11, 2023
Name:	Hang Thi Bich Pham

AUTHID INC.

By:	/s/ Rhoniel A. Daguro		Dated: May 11, 2023
	Name:	Rhoniel A. Daguro
	Title:	CEO

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